Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
JUN 26, 2009 AND SEP 30, 2008
(In Thousands)

	JUN 26, 2009	SEP 30, 2008
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	9,976	10,345
Inventories	6,592	6,230
Deferred Income Taxes	1,908	1,908
Other Current Assets	116	61
Total Current Assets	18,592	18,544

NET FIXED ASSETS	1,944	853

NON-CURRENT ASSETS
Deferred Income Taxes	13,557	14,727
Other Non-Current Assets	50	60
TOTAL ASSETS	34,143	34,184

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	1,197	1,098
Accounts Payable	4,214	6,125
Accrued Payroll and Related Taxes	970	808
Other Accrued Expenses	398	603
Other Current Liabilities	292	664
Total Current Liabilities	7,071	9,298

LONG TERM DEBT	7,864	8,910
TOTAL LIABILITIES	14,935	18,208

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 9,549,420, Outstanding – 8,536,547
Common stock, par value $.01 per share	95	93
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(223)
Additional Paid-in Capital	40,490	40,124
Retained Earnings	(19,964)	(24,018)
TOTAL SHAREHOLDER’S EQUITY	19,208	15,976

TOTAL LIABILITIES & EQUITY	34,143	34,184

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD JUN 26, 2009 AND JUN 27, 2008
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	JUN 26, 2009	JUN 27, 2008	JUN 26, 2009	JUN 27, 2008

Sales	17,346	11,888	49,538	34,988
Cost of Sales	14,556	10,475	41,908	31,046
Gross Profit	2,790	1,413	7,630	3,942
Less: Operating Expenses
Selling & G&A	1,463	828	4,214	2,580
Restructuring	0	0	0	0
Total Operating Expenses	1,463	828	4,214	2,580

Operating Profit	1,327	585	3,416	1,362

Interest and Financing Expense	90	106	304	281
(Gain)/Loss on Disposal of Fixed Assets	0	0	(5)	(2)
Other Expense/(Income)	(151)	302	(212)	301
Net Income before Income Taxes	1,388	177	3,329	782

Provision for /(benefit from)Income Tax	485	(691)	(724)	(1,181)

Net Income	903	868	4,053	1,963